Exhibit 10.10

ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT

THIS ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 26, 2018 by and among:

1.              Niu Technologies, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”);

2.              Niu Holding Inc., a business company incorporated and existing under the laws of the British Virgin Islands (the “BVI Company 1”);

3.              ELLY Holdings Limited, a business company incorporated and existing under the laws of the British Virgin Islands (the “BVI Company 2”, together with the BVI Company 1, “BVI Companies”, and each, a “BVI Company”);

4.              Niu Technologies Group Limited, a company established under the laws of Hong Kong (the “HK Co.”);

5.              北京牛电信息技术有限责任公司, a wholly foreign owned enterprise established under the laws of the People’s Republic of China (the “PRC”), as the wholly-owned subsidiary of the HK Co. (the “WFOE”);

6.              北京牛电科技有限责任公司, a limited liability company organized and existing under the laws of the PRC (the “Domestic Co.”);

7.              江苏小牛电动科技有限公司, a limited liability company organized and existing under the laws of the PRC, which is wholly owned by the Domestic Co. (the “Jiangsu Subsidiary”, together with the Domestic Co., “Domestic Companies”);

8.              Each of the persons as set forth in Schedule A attached hereto (collectively, the “Founders”, and each a “Founder”); and

9.              Each of the entities as set forth in Schedule B attached hereto (collectively, the “Investors”, and each an “Investor”).

The WFOE and the Domestic Companies are referred to collectively herein as the “PRC Companies”, and each, a “PRC Company”. The Company, the HK Co. and the PRC Companies are referred to collectively herein as the “Group Companies”, and each a “Group Company”.

RECITALS

A.       The Group Companies are primarily engaged in the business of the design, manufacturing, research and development of electric scooters and electric vehicles (the “Business”).

B.       Pursuant to a convertible note purchase agreement dated December 26, 2016 (“Convertible Note Purchase Agreement”) by and among the Company and the Investors, the Investors provide a bridge loan in the aggregate principal amount (the “Principal Amount”) equal to the following: US$3,750,000 plus an amount in US dollars equivalent to RMB 90,000,000 (with an exchange rate of RMB 6.88231246 to one US dollar), pursuant to the terms and conditions of the Convertible Note Purchase Agreement.

C.       The Company desires to issue and sell to the Investors, and the Investors desires to purchase from the Company an aggregate of 10,119,329 series A-3 convertible and redeemable preferred shares, par value of US$0.0001 per share (together with 5,003,436 series A-3 preferred shares issued in accordance with series A-3 preferred shares purchase agreement entered into by the Company, the Founders, the Group Companies and other relevant parties thereto dated January 29, 2017, the “Series A-3 Preferred Shares”; together with 16,666,667 authorized series A-1 preferred shares, par value of US$0.0001 per share of the Company (the “Series A-1 Preferred Shares”) and 3,608,247 authorized series A-2 preferred shares, par value of US$0.0001 per share of the Company (the “Series A-2 Preferred Shares”, the “Series A Preferred Shares”) on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL SHARES

SECTION 1.01 Agreement to Purchase and Sell Purchased Shares.

Subject to the terms and conditions set forth in Article VI, at the Closing (as defined below), the Company agrees to issue and sell to each Investor on Schedule B, and each Investor shall, severally and not jointly, purchase from the Company, the number of Series A-3 Preferred Shares as set forth opposite the name of such Investor in Schedule B attached hereto (the “Purchased Shares”), at a price of US$1.6628571 for each Series A-3 Preferred Share (the “Per Share Purchase Price”), amounting to an aggregate purchase price equal to the Principal Amount (the “Purchase Price”). The Series A-3 Preferred Shares shall have the rights, privileges and restrictions as set forth in the Fourth Amended and Restated Memorandum and Articles of Association of the Company in the form attached hereto as Exhibit A (the “Restated Articles”).

SECTION 1.02 Cancellation of Indebtedness.

Upon the Closing, the Purchase Price shall be deemed as fully paid by cancellation of conversion of the full Principal Amount owed by the Company to the Investors under the Convertible Note Purchase Agreement (with the interest accrued thereof being waived, if any) and the Convertible Note Purchase Agreement shall be nullified automatically. For the purpose of this Agreement, “Business Day” means any calendar day other than a Saturday or Sunday on which banks are ordinarily open for general business in California, U.S.A; the Cayman Islands; and Shanghai, PRC.

ARTICLE II

CLOSING; DELIVERY

SECTION 2.01 Closing. The closing of the issuance and sale of the Purchased Shares shall be conducted by exchange of documents at such time and place as the Company and the Investors may mutually agree upon after the fulfillment or waiver of the conditions to closing set forth in Article VI (the “Closing”).

SECTION 2.02 Delivery.

At the Closing, in addition to any items the delivery of which is made an express condition to the Investors’ obligations at the Closing pursuant to Article VI, the Company shall deliver to each Investor (i) a copy of the updated register of members of the Company showing such Investor as the holder of the Purchased Shares purchased by such Investor hereunder, certified by the registered agent of the Company; (ii) a copy of duly executed share certificate representing the number of the Purchased Shares being purchased by each Investor at the Closing. Within seven (7) Business Days following the Closing, the Company shall provide each Investor a duly issued share certificate or certificates to each Investor representing the Purchased Shares purchased by such Investor issued in the name of such Investor, duly signed and sealed for and on behalf of the Company. Schedule C-2 hereof sets forth a complete list of all outstanding shareholders of the Company immediately after the Closing, indicating the type and number of shares held by each such shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Group Companies, the BVI Companies and the Founders (collectively, the “Seller Parties” and individually, a “Seller Party”) hereby jointly and severally represent and warrant to the Investors, subject to the disclosures set forth in the disclosure schedule attached to this Agreement as Exhibit B (the “Disclosure Schedule”, which shall be deemed to disclose and qualify representations and warranties of the Seller Parties to the Investors only to the extent that the matter in the Disclosure Schedule is reasonably apparent from a reading of such disclosure that such item is relevant to a particular representation and warranty and it provides sufficient details to assess the nature and scope of the matter disclosed), as of the date hereof and as of the Closing, the following (it being understood that for purposes of the following representations and warranties, “to the knowledge of the Seller Parties” or words of similar effect shall mean the actual knowledge of the Founders or any Key Employees (as defined below), and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs).

SECTION 3.01 Organization, Standing, Qualification and Capitalization.

Except as set forth in Section 3.01 of the Disclosure Schedule, each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is duly qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), prospects, assets or liabilities relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company (a “Material Adverse Effect”). Schedule C-1 sets forth the capitalization the Company immediately prior to the Closing, and Schedule C-2 sets forth the capitalization of the Company immediately following the Closing.

SECTION 3.02 Subsidiaries; Group Structure.

(a)           Except for (i) the HK Co., one hundred percent (100%) of the equity interests of which are owned by the Company, (ii) the WFOE, one hundred percent (100%) of the equity interests of which are owned by the HK Co., and (iii) Domestic Co., eighty six point eighty four percent (86.84%) of the equity interests of which are owned directly by the Founders, none of the Group Companies presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity or maintains any offices or branches or subsidiaries.

(b)           Each of the PRC Companies shall possess all requisite approvals, permits and licenses for the conduct of the Business as currently conducted and proposed to be conducted and for the ownership and operation of its assets and property.

(c)           Except for the Group Companies and the BVI Companies, and except as set forth in Section 3.02 of the Disclosure Schedule, the Founders do not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity which engages in business related to design, manufacturing, research and development of electric scooters or electric vehicles.

SECTION 3.03 Due Authorization.

All corporate action on the part of each Seller Party and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the respective obligations of the Seller Parties under this Agreement and the various agreements, instruments or documents attached to or entered into in connection with this Agreement (collectively, “Ancillary Agreements”, and collectively with this Agreement, the “Transaction Documents”), the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Seller Parties (collectively with the Restated Articles, the “Constitutional Documents”), and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of a total of 444,721,650 authorized ordinary shares with par value of US$0.0001 per share of the Company (the “Ordinary Shares”) issuable upon conversion of such Purchased Shares has been taken or will be taken prior to the Closing. Each of the Transaction Documents and the Constitutional Documents is or will, upon its execution be a valid and binding obligation of each Seller Party enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.04 Valid Issuance of Purchased Shares.

(a)           The Purchased Shares when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free of any Encumbrance (as defined below), other than Encumbrances under the Transaction Documents and the Constitutional Documents and under applicable state and federal securities laws. The Conversion Shares issuable upon conversion of the Purchased Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and nonassessable and will be free of any Encumbrance, other than Encumbrances under the Transaction Documents and the Constitutional Documents and under applicable securities laws. “Encumbrance” means any claim, mortgage, lien, pledge, option, charge, security interest, encumbrance or other similar right of any third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to grant any of the foregoing in the future.

(b)           All currently outstanding capital shares of the Company are duly and validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

SECTION 3.05 Liabilities.

Except as reflected in the Financial Statements (as defined below), no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

SECTION 3.06 Title to Properties and Assets.

Each Group Company has good and marketable title to its properties and assets held in each case free of any Encumbrance. With respect to the property and assets it leases, each Group Company is in compliance with such leases and such Group Company, holds valid leasehold interests in such assets free of any Encumbrance other than the existing rights of the lessors of such property and assets.

SECTION 3.07 Status of Proprietary Assets.

Each Group Company (i) has independently developed and owns free and clear of any Encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary and appropriate for the Business and without any conflict with or infringement of the rights of others. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

Section 3.07 of the Disclosure Schedule contains a complete list of all Registered Intellectual Property, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other Person. No Group Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other Person, nor, to the knowledge of the Seller Parties, is there any reasonable basis therefor. Reasonable security measures have been taken by the Group Companies to protect the secrecy, confidentiality and value of the confidential information of the Group Companies. The Company is not aware that any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as presently conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice during their employment or engagement by a Group Company or otherwise in connection with services rendered to any Group Company. Neither the execution nor delivery of this Agreement or any Ancillary Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as currently proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. There has been no dispute on the confidentiality, non-competition or Proprietary Assets between any Founder or any employee and their prior employers. The Group Companies are not subject to any “open source” or “copyleft” or other similar obligations (including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL), or Mozilla Public License (MPL)) that require the Group Companies to disclose or make available any source code either used or developed or modified by any Group Company (or a third party acting on its behalf) with respect to its proprietary software.

SECTION 3.08 Material Contracts and Obligations.

All agreements, contracts, leases, licenses, mortgages, indentures, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it or its assets is bound (each, a “Group Company Contract” and collectively, the “Group Company Contracts”) that (i) are material to the conduct and operations of its business and properties, (ii) except for agreements explicitly contemplated hereby and the Transaction Documents involve any of the officers, directors, Affiliates of the Group Company or any Affiliates thereof; (iii) obligate such Group Company to share, license or develop any product or technology or (iv) contain exclusivity, non-competition or similar clauses that materially impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, are listed in Section 3.08 of the Disclosure Schedule and have been made available for inspection by the Investors and its counsel. For purposes of this Section 3.08, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$100,000 in the aggregate, or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company, or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect. All of the Group Company Contracts are valid, binding and enforceable obligations of the respective Group Companies and, to the Group Company’s knowledge, against the other parties thereto and the terms thereof have been complied with by the relevant Group Company and, to the Group Company’s knowledge, all the other parties thereto.

SECTION 3.09 Litigation.

There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or currently threatened (orally or in writing) against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise. To the best knowledge of the Seller Parties, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions known to the Group

Companies that are pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

SECTION 3.10 Compliance with Laws; Consents and Permits.

Except as set forth in Section 3.10 of the Disclosure Schedule, the Seller Parties and, to the Knowledge of the Seller Parties, the shareholders of the Company, are not or have not been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties that would be reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.10 of the Disclosure Schedule, all consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority (the “Permits”) and any third party (collectively with the Permits, the “Consents”) which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and shall be fully effective as of the Closing (if it occurs). Each Group Company has all franchises, Permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not result in a default under any of such franchises, Permits, licenses or other similar authority. Any other direct or indirect shareholders of the Company who are domestic residents as defined under the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Outbound Investment and Financing and Roundtrip Investment through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on July 4, 2014 (the “Circular 37”) and any successor rule or regulation under PRC law have completed the registration with the competent local counterpart of the SAFE in respect of the proposed subscription of shares in the Company through relevant holding companies that are owned or controlled by such individual shareholders. The transactions contemplated by the Transaction Documents are not subject to any regulatory approvals from the relevant governmental authorities under Antitrust Laws. The Group Companies aggregate revenue falls below the threshold that would require any filings under Antitrust Laws. “Antitrust Laws” means laws and regulations in relation to monopolization restraints of trade and other aspects of competition that apply to the business and dealings of the Group Companies and the Investors (including their respective Affiliates) (as applicable), including, without limitation, the Sherman Act, Clayton Act and Hart-Scott-Rodino Antitrust Improvements Act in the United States, and the Antimonopoly Law of the PRC.

SECTION 3.11 Compliance with Other Instruments and Agreements.

None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default in any material respect of any term of its Constitutional Documents of the respective Group Company, or in any material respect of any term or provision of Group Company Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group

Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Encumbrance upon any asset of any Group Company.

SECTION 3.12 Registration Rights.

Except as provided in the Third Amended and Restated Shareholders Agreement to be entered into by and among the Company, the Investors and certain other parties named therein as of March 26, 2018 (the “Shareholders Agreement”), no Seller Party has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the shares of the PRC Companies) on any securities exchange. Except as set forth in Section 3.12 of the Disclosure Schedule or as contemplated under this Agreement, the Shareholders Agreement and the restructuring documents entered into by and between the WFOE and the Domestic Co. in a form satisfactory to the Investors (the “Restructuring Documents”), there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the PRC Companies.

SECTION 3.13 Financial Advisor Fees.

There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

SECTION 3.14 Financial Statements.

The unaudited consolidated financial statements of the Group Companies for the ten months ended October 31, 2017 (including balance sheets, statements of income and statements of cash flows, collectively, the “Financial Statements” and October 31, 2017, the “Financial Statements Date”) are in accordance with the books and records of the applicable Group Company. The Financial Statements fairly present in all material respects the financial condition and operating results of Group Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person. Each Group Company will maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

SECTION 3.15 Activities Since Financial Statements Date.

Since the Financial Statements Date with respect to each Group Company, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)           any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)           any change in such Group Company’s business operation or transactions resulting in the aggregate working capital of the Group Companies falling below RMB10,000,000 (for the purpose of this Section 3.15, the working capital of the Group Companies is equal to total current assets minus total current liabilities);

(d)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted and as presently proposed to be conducted);

(e)           any waiver by the Group Company of a valuable right or of a material debt;

(f)            any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(g)           any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(h)           any material change in any material compensation arrangement or agreement with any present employee, contractor, consultant, advisor or director;

(i)            any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of the Group Company;

(j)            any resignation or termination of any Key Employee (as defined below) of the Group Company;

(k)           any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

(l)            any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of US$100,000 per annum or in excess of US$100,000 in the aggregate outside of the ordinary course of business of the Company;

(m)          any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(n)           any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(o)           any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(p)           any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(q)           any agreement or commitment by the Group Company or any Seller Party to do any of the things described in this Section 3.15.

SECTION 3.16 Tax Matters.

(a)           No Group Company is or has at any time been in violation of any applicable law or regulation regarding Tax (as defined below) which may result in any liability or criminal or administrative sanction or otherwise have a Material Adverse Effect, other than such violation that has been rectified or resolved and does not have any pending, or possible future, liability or criminal or administrative sanction or otherwise. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of such Financial Statements. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns except those contested by it in good faith that are listed in the Disclosure Schedule and except to the extent that a reserve has been reflected on the Financial Statements in accordance with generally accepted accounting principles and none of them is or is liable to pay any fine, penalty, surcharge or interest in relation to Tax with respect to activities of any Group Company. Since the Financial Statements Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

(b)           Each Group Company has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has duly accounted in full to the appropriate authority for all amounts so deducted or withheld.

(c)           No Group Company has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of such Group Company.

(d)           All exemptions, reductions and rebates of Taxes granted to the Group Companies by any governmental authority are in full force and effect and have not been terminated.

(e)           Neither the Company nor the HK Co. is required to pay any Tax in a jurisdiction other than the jurisdiction in which it has been incorporated or organized. Each PRC Company is not treated for any Taxation (as defined below) purposes as resident in a country other than the country of its incorporation and each PRC Company does not have, and has not had, within the relevant statutory limitation period, a branch, agency or permanent establishment in a country other than the country of its incorporation. Each Group Company will conduct business in a manner such that it will not become subject to Taxation in any jurisdiction other than the country of its incorporation.

(f)            No Group Company is or ever has been a “controlled foreign corporation” within the meaning of Section 957(a) of the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) or a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(g)           No Group Company is, nor expects to become, a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended.

(h)           The Company is treated as a corporation for U.S. federal income tax purposes.

(i)            For purposes hereof, the terms “Tax” or “Taxation” means all applicable forms of taxation, duties, levies imposts and social security charges, whether direct or indirect including without limitation corporate income tax, wage withholding tax, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, dividend distribution tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction.

SECTION 3.17 Interested Party Transactions.

Except as otherwise disclosed in Section 3.17 of the Disclosure Schedule and other than standard employment related agreements and equity related agreements, all of which have been provided to special counsel for the Investors, this Agreement and the Transaction Documents, no Seller Party, officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such Person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). To the Seller Parties’ knowledge, no officer or director of a Seller Party has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Seller Party is directly or indirectly interested in any material contract with a Group Company. No officer or director of a Group Company or any Affiliate or Associate of any such Person has had, either directly or indirectly, an interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any material contract or agreement to which a Group Company is a party or by which it may be bound or affected.

SECTION 3.18 Environmental and Safety Laws.

To the Group Companies’ knowledge, none of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

SECTION 3.19 Employee Matters.

Except as set forth in Section 3.19 of the Disclosure Schedule, the Group Companies have complied in all material aspects with all applicable employment and labor laws. The Group Companies are not aware that any officer or Key Employee (as defined below) intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or Key Employee. Except as otherwise disclosed to the Investors in Section 3.19 of the Disclosure Schedule, the Group Companies are not party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

Each of the Key Employees of the Company has executed with a Group Company an employment agreement and a confidentiality, non-competition and intellectual property rights agreement in the form or forms delivered to the counsel for the Investors. No current or former Key Employee of the Group Companies has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s confidentiality, non-competition and intellectual property rights agreement. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 3.19.

SECTION 3.20 Exempt Offering.

The offer and sale of the Purchased Shares under this Agreement and any issuance of the Conversion Shares upon conversion of the Purchased Shares are or shall be exempt from the registration requirements and prospectus delivery requirements of the Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

SECTION 3.21 No Other Business.

The Company was formed solely to acquire and hold an equity interest in the HK Co., and since its formation has not engaged in any business (other than its business of acquiring and holding its equity interest in the HK Co.) and has not incurred any liability in the course of its business of acquiring and holding its equity interest in the HK Co. The HK Co. was formed solely to acquire and hold an equity interest in the WFOE, and since its formation has not engaged in any business (other than its business of acquiring and holding its equity interest in the WFOE) and has not incurred any liability in the course of its business of acquiring and holding its equity interest in the WFOE. The PRC Companies are engaged solely in the Business and have no other activities.

SECTION 3.22 Minute Books.

The minute books of each Group Company with regard to the material matters or material transactions since its time of formation have been made available to the Investors and each such minute books contains a true and complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company, and accurately reflects all transactions referred to in such minutes in all material respects.

SECTION 3.23 Obligations of Management.

Each of the key employees identified in Schedule D attached hereto (the “Key Employees”) is currently devoting his or her full working time to the conduct of the Business of a Group Company or the Group Companies. No Seller Party is aware that any Key Employee is planning to work less than full time at a Group Company in the future. None of the Founders, nor, to the Seller Parties’ knowledge, none of such Key Employees is currently working for a competitive enterprise, whether or not such Person is or will be compensated by such enterprise.

SECTION 3.24 Business Plan.

The Seller Parties have delivered the business plan and budget of the Group Companies (the “Business Plan”) for calendar year 2016 to the Investors and shall deliver to the Investors the Business Plan for each year thereafter. The Business Plan delivered or to be delivered shall reflect the true and accurate plan of the Group Companies, and is made on a reasonable basis and in good faith.

SECTION 3.25 Anti-Bribery, Anti-Corruption, Anti-Money Laundering Laws.

Neither any Group Company nor any of the officers, employees, directors, representatives or agents thereof, has, directly or indirectly, offered, authorized, promised, condoned, participated in,

consummated, or received notice of any allegation of, (i) payments or other inducements to any Public Official (as defined herein) in order to assist any Group Company to obtain or retain business for or with, or directing business to, any Person, in any case in violation of the United States Foreign Corrupt Practices Act or other applicable anti-bribery or anti-corruption laws, or (ii) the making of any false or fictitious entries in the books or records of any Group Company by any Person or the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment, in each case in violation of any applicable anti-money laundering, record keeping, internal control and other similar laws. No Group Company or, to the Group Companies’ knowledge, any of its Representatives has ever been found by a governmental authority to violate any criminal or securities law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of any equity interest in any Group Company or the current or former Representatives of any Group Company is or was Public Officials. For the purposes of this Section 3.25, “Public Official” means any executive, official, or employee of a governmental authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a state-owned or controlled enterprise.

SECTION 3.26 Entire Business.

Except as otherwise disclosed in Section 3.26 of the Disclosure Schedule, no Group Company shares or provides any facilities, operational services, assets or properties with or to any other entity which is not a Group Company.

SECTION 3.27 Disclosure.

Each Seller Party has fully provided the Investors with all the information that the Investors have requested for deciding whether to purchase the Purchased Shares and all material information that each Seller Party reasonably believes is necessary or relevant to enable the Investors to make an informed investment decision. No representation or warranty by any Seller Party in this Agreement at the Closing as qualified by the Disclosure Schedule and certificate provided by any Seller Party to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Seller Party to the Investors have been prepared based on unreasonable assumptions.

SECTION 3.28 Other Representations and Warranties Relating to the PRC Companies.

(a)           The Constitutional Documents and all Consents necessary or appropriate for the PRC Companies are valid, have been duly approved or issued (as applicable) by competent PRC authorities or other applicable parties and are in full force and effect.

(b)           All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the PRC Companies have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c)           All filings and registrations with the PRC authorities required in respect of the PRC Companies and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign

Exchange, or their respective local counterparts, tax bureaus, customs and other authorities, have been duly completed in accordance with the relevant rules and regulations.

(d)           The registered capital of the PRC Companies has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license and in compliance with PRC laws and regulations, and there is no outstanding capital contribution commitment. There are no outstanding rights, or commitments made by any Group Company or any Founder to sell any of its equity interest in the PRC Companies.

(e)           None of the PRC Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)            Except as set forth in Section 3.28 of the Disclosure Schedule, each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g)           In respect of any Permits requisite for the conduct of any part of the Business of the PRC Companies which are subject to periodic renewal, no Seller Party has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h)           Except as set forth in Section 3.28 of the Disclosure Schedule, the PRC Companies have complied with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i)            All PRC regulatory and corporate authorizations and approvals, necessary or appropriate for the consummation of the transactions contemplated herein have been duly obtained, and such authorizations and approvals currently, or will be as of the Closing (if it occurs), valid and subsisting at PRC laws and in accordance with their respective terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors hereby severally and not jointly represents and warrant to the Company as follows

SECTION 4.01 Authorization.

Such Investor has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by such Investor. This Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.02 Purchase for Own Account.

The Purchased Shares and the Conversion Shares (together, the “Securities”) will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

SECTION 4.03 Restricted Securities.

The Investor understands that the Securities have not been, and will not be, registered under the Act, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Shareholders Agreement. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

SECTION 4.04 No Public Market.

The Investor understands that no public market now exists for any of the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

SECTION 4.05 Legends.

The Investor understands that the Securities and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)           Any legend set forth in or required by the other Transaction Agreements to which the Investor is a named party.

(c)           Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

ARTICLE V

COVENANTS OF THE SELLER PARTIES

Each of the Seller Parties hereby jointly and severally covenant to the Investors as follows:

SECTION 5.01 Use of Proceeds from the Sale of Purchased Shares.

The Company will use the proceeds from the issuance and sale of the Purchased Shares for daily operation and business expansion of the Group Companies. Unless otherwise agreed to in writing by the Investors, no proceeds from the sale of the Purchased Shares shall be used (i) in the purchase of any securities, (ii) in the investment of any other entities, (iii) in the payment of any debt of any Group Company, or (iv) in the repurchase or cancellation of securities held by any shareholders of the Company.

SECTION 5.02 Availability of Shares.

The Company hereby covenants that at all times there shall be made available, free of any Encumbrances, for issuance and delivery upon conversion of the Purchased Shares, such number of Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

SECTION 5.03 Business of the Company and the HK Co.

The business of the Company shall be restricted to the holding of shares or equity interest in the HK Co. The business of the HK Co. shall be restricted to the holding of shares or equity interest in the WFOE.

SECTION 5.04 Business of the PRC Companies.

Prior to entering into any new business other than those in the scope of the Business, each Seller Party shall use its best efforts and take all necessary actions to carry out its business activities as currently conducted, including, without limitation, hiring employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the Business Plan is duly amended in accordance with all necessary procedures, the business of the Group Companies shall be limited to the Business.

SECTION 5.05 Use of Investors’ Name or Logo.

Without the prior written consent of the Investors, and whether or not the Investors are then the shareholders of the Company, none of the Group Companies, their shareholders (excluding the Investors), nor the Founders shall use, publish or reproduce the names of the Investors or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by the Investors (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of this Agreement or any of the Ancillary Agreements).

SECTION 5.06 Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement.

The Group Companies shall further cause all of their respective existing and future employees to enter into its standard form employment agreement and confidentiality, non-competition and intellectual property rights agreement in form and substance satisfactory to the Investors.

SECTION 5.07 Board of Directors.

The Company shall hold meetings of the board of directors (the “Board of Directors”) at least every three (3) months. Unless otherwise agreed by the Investors in writing, the board of directors of the PRC Companies shall be constituted or re-constituted in a way so that the PRC Companies shall have the same number of directors as the Company, and the Investors shall be entitled to appoint the same number of directors to the PRC Companies as they are entitled to appoint to the Company.

SECTION 5.08 Regulatory Compliance.

The Founders and each Group Company shall comply with all applicable laws and regulations in the PRC in connection with the operations of the Group Companies in all material respects. Each Seller Party shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Seller Parties shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

SECTION 5.09 Lock-Up.

Subject to the terms and conditions hereof, following the Qualified IPO (as such term is defined in the Shareholders Agreement) of the Company, the Founders and the BVI Companies, as the principal and management holder of Ordinary Shares shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such initial public offering.

SECTION 5.10 Non-Compete.

The Founders hereof acknowledge that the Investors agree to invest in the Company on the basis of the continued and exclusive services of and devotion and commitment by the Founders to the Group Companies, and agree that the Investors should have reasonable assurance of such basis of investment. Each of the Founders hereof undertakes to the Investors that during his term of employment at a Group Company, neither he nor any of his Associates (as defined below) will directly or indirectly:

(a)           until the consummation of a Qualified IPO or the full redemption of all Series A Preferred Shares held by the Investors pursuant to the Restated Articles of the Company, whichever is earlier (“Restriction Period”), participate, assist, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company at any time during the Restriction Period;

(b)           during the Restriction Period, solicit in any manner any Person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such Person any goods or services similar to or competing with any of the businesses conducted by any Group Company at any time during the Restriction Period;

(c)           during the Restriction Period, solicit or entice away, or endeavor to solicit or entice away, any employee or officer of any Group Company; or

(d)           at any time disclose to any Person, or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

For purpose of this Agreement, “Associate” means, in relation to an individual, his spouse, his child or step-child, his parents, his grandparents, his brother and sisters, any Person acting under his instructions (pursuant to an agreement or arrangement, formal or otherwise) and any Person controlled by him.

SECTION 5.11 No Engagement.

Until the first anniversary of a Qualified IPO or the Change of Control (as defined in the Restated Articles), whichever is earlier, each Founder (i) shall be subject to the terms and conditions of an employment agreement with a Group Company and devote all his professional time to attend the business of the Group Companies; (ii) shall not seek or engage in any other business (no matter whether such business is similar to or competing with the Business) or endeavors unless with prior written approval of the Investors; and (iii) shall not resign from the Group Companies unless his resignation or alternative arrangement for such resignation is approved by the Investors.

SECTION 5.12 Additional Covenants.

Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investors, except that the Group Companies may carry on its respective business in the same manner as heretofore and may pass resolutions or enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the Closing, any of the Seller Parties comes to know of any material fact or event which:

(a)           is in any way materially inconsistent with any of the representations and warranties given by each Seller Party,

(b)           suggests that any material fact warranted may not be as warranted or may be materially misleading, or

(c)           might affect the willingness of a reasonable investor in making a prudent decision to purchase the Purchased Shares or the amount of consideration which the Investors would be prepared to pay for the Purchased Shares, such Seller Party shall give immediate written notice thereof to the Investors in which event the Investors may within five (5) Business Days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investors may have under this Agreement or applicable law. If this Agreement is terminated in the event of (a) or (b) above, or in the event of (c) above when such fact or event is caused by the Company, each Seller Party shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of this Agreement and the Ancillary Agreements.

SECTION 5.13 Restated Articles.

Within five (5) Business Days following the Closing, the Restated Articles together with the special or written shareholders resolutions on approving its adoption shall have been duly filed with and stamped by the Registrar of Companies in the Cayman Islands.

SECTION 5.14 Tax Matters.

The PRC Companies shall comply with all applicable PRC tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

SECTION 5.15 Anti-Bribery, Anti-Corruption.

The Company represents that it shall not, and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official, in each case, in violation of the United States Foreign Corrupt Practices Act, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the United States Foreign Corrupt Practices Act, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the United States Foreign Corrupt Practices Act, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

SECTION 5.16 D&O Insurance.

The Company shall obtain, at the cost no more than the average market price of such insurance, for the Series A Directors, insurance against liability incurred in the course of discharging his or her duties as director or officer of the Company upon the request of any Series A Director.

SECTION 5.17 Capital Contribution of the WFOE.

Notwithstanding any other provision to the contrary in any Transaction Document, the Company shall inject substantially all of the Purchase Price into the registered capital of the WFOE (the “WFOE Capital Injection Amount”) or other feasible schemes which are deemed as appropriate for the Company. Each of the Seller Parties, jointly and severally, agrees that (i) in the event of a subsequent sale of shares in the Company by any Investor, such Investor shall be entitled to apply the pro rata portion of the WFOE Capital Injection Amount to such Investor’s indirect basis in the equity (or equity cost) of the WFOE with respect to any tax filing, tax position and other communication with the relevant PRC tax authorities for purposes of determining any income tax, capital gains tax or any other tax calculated with reference to gains made through the subscription, purchase and sale of the Company’s shares, and (ii) it shall use its commercially reasonable efforts to not take any position that is inconsistent with (or would otherwise adversely impact the credibility of) clause (i) above in its filings or other communications with the relevant PRC tax authorities.

SECTION 5.18 Registration of Equity Pledge.

Within two (2) months following the Closing, the Company and the Founders shall procure that the share pledge granted by Domestic Co. pursuant to the Restructuring Documents is duly registered with the relevant office of the State Administration for Industry and Commerce.

SECTION 5.19 Transfer of Assets.

(a)        Transfer of Proprietary Assets and Business Contracts. Within three (3) months following the Closing, the Proprietary Assets and the business contracts of the Domestic Co. shall, to the maximum extent permitted by the applicable laws, be transferred to the WFOE. To the maximum extent permitted by the applicable laws, any future Proprietary Assets of the Group Companies shall be owned in the WFOE’s name and any future business contract shall be entered into by the WFOE. The WFOE shall be primarily responsible for the research and development of technology related to the Group Companies’ Business.

(b)        Transfer of Employees. Within three (3) months following the Closing, to the maximum extent permitted by the applicable laws, the employment relationship of the Key Employees, as requested by the Investors shall have been transferred to the WFOE.

SECTION 5.20 Shareholding of Domestic Co.

As soon as practicable after the Closing, and in any event within thirty (60) days after the Closing, the Seller Parties shall cause the shareholders of Domestic Co. to, as determined by each Investor, either (i) execute certain registered capital increase agreement and all other necessary application documents and to file such documents with relevant office of the State Administration for Industry and Commerce, whereby a nominee of each Investor shall subscribe for the increased portion of the registered capital of Domestic Co. in a manner satisfactory to such Investor, or (ii) execute certain equity transfer agreement and all other necessary application documents and to file such documents with relevant office of the State Administration for Industry and Commerce, whereby the shareholders of Domestic Co. shall transfer certain equity interests in Domestic Co. to the nominee of such Investor in a manner satisfactory to such Investor, and in each case the share percentage held by the nominee of such Investor in Domestic Co. after such subscription or such equity transfer (as applicable) shall be equal to the share percentage held by such Investor in the Company immediately after the Closing. As soon as practicable after the Closing, and in any event within thirty (30) days after the Closing, the Seller Parties shall also cause the articles of association of Domestic Co. to be amended, in a manner satisfactory to such Investor, to reflect relevant rights of the Investors under the Transaction Documents. Such executed registered capital increase agreement or executed equity transfer agreement (as applicable), relevant application documents and amended articles of association shall have been delivered to the Investors to their satisfaction.

SECTION 5.21 Licenses, Permits and Approvals of the Business of Jiangsu Subsidiary.

As soon as practicable after the Closing, and in any event within six (6) months after the Closing, the Seller Parties shall cause Jiangsu Subsidiary obtain all requisite licenses, permits and approvals to conduct is business of manufacturing of electric scooters and electric vehicles, including without limitation, Manufacturing License (生产许可证), Approval for Environmental Impact Assessment (环境影响评价报告批复), the Approval for Environmental Protection Inspections (环评竣工验收批复) and Pollutant Discharge Permit (排污许可证).

ARTICLE VI

CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT CLOSING

The obligation of the Investors to purchase the Purchased Shares at the Closing is subject to the fulfillment, in a form satisfactory to the Investors (or waiver thereof by the Investors) on or prior to the Closing, of the following conditions:

SECTION 6.01 Representations and Warranties True and Correct.

The representations and warranties made by the Seller Parties in Article III hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

SECTION 6.02 Performance of Obligations.

Each Seller Party shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

SECTION 6.03 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 6.04 Approvals, Consents and Waivers.

Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

SECTION 6.05 Amendment of Constitutional Documents.

The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders.

SECTION 6.06 Register of Members.

Each Investor shall have received a certified copy of the Company’s register of members, certified by the registered agent of the Company as true and complete as of the date of the Closing, updated to show such Investor as the holder of the Purchased Shares purchased by such Investor hereunder as of the Closing.

SECTION 6.07 Execution of Shareholders Agreement.

The Company shall have delivered to the Investors the Shareholders Agreement, duly executed by the Company, the HK Co., the WFOE and all other parties thereto (except for the Investors).

SECTION 6.08 Employment Agreements and Confidentiality, Non-Competition and Intellectual Property Rights Agreements.

Each Key Employee of the Group Companies shall have entered into an employment agreement, and a confidentiality, non-competition and intellectual property rights agreement, each substantially in a form or forms delivered to counsel for satisfactory to the Investors and the Company shall have delivered to the Investors copies of the same.

SECTION 6.09 Due Diligence.

The Investors shall have completed their legal, financial, management, technical, intellectual properties, business operation, permits and regulatory compliance and business due diligence investigation of the Group Companies to their satisfaction.

SECTION 6.10 Approval by Investment Committee.

The Investors shall have received approvals, if required, by their respective investment committee for entering into the transactions contemplated hereunder.

SECTION 6.11 No Material Adverse Effect.

There shall have been no Material Adverse Effect since the date of this Agreement.

ARTICLE VII

CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement at the Closing with respect to the Investors are subject to the fulfillment, on or prior to the Closing of the following conditions:

SECTION 7.01 Representations and Warranties.

The representations and warranties of the Investors contained in Article IV hereof shall be true and correct as of the Closing.

SECTION 7.02 Execution of Transaction Documents.

The Investors shall have executed and delivered to the Company the Transaction Documents to which they are a party.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Indemnity.

(a)           Each Seller Party hereby agrees to jointly and severally indemnify and hold harmless each Investor and its Affiliates, and its and its Affiliates’ directors, officers, agents and assigns (each an “Indemnified Party”), from and against any and all losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Seller Party in or pursuant to this Agreement or any other Transaction Document.

(b)           Notwithstanding anything contained in the Disclosure Schedule, each Seller Party shall jointly and severally indemnify and hold harmless each Indemnified Party from and against (i) any Taxes imposed on the Indemnified Party by any PRC governmental authority in connection with its investment in the Company, (ii) any losses attributable to (x) any Taxes of any Group Company for all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing, (y) all liability for any Taxes of any other person imposed by any governmental authority on any Group Company as a transferee, successor, withholding agent, or accomplice in connection with an event or transaction occurring before the Closing, and (z) all liability for Taxes attributable to any misrepresentation or breach of warranty made in Section 3.16 of this Agreement, and (iii) any losses or liabilities of any Group Company related to the non-compliance with the relevant requirements on contributions to social insurance fund and housing fund.

(c)           Notwithstanding anything contained in the Disclosure Schedule, each Seller Party shall jointly and severally indemnify and hold harmless each Indemnified Party from and against any and all losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any activities, businesses and operations of any Group Company at any time from its establishment to the date of the Closing (including any non-compliance with any applicable laws or Group Company Contracts, or the failure to timely obtain any Consent from the competent government authority in accordance with the applicable laws, or the non-payment or underpayment of social insurance or housing fund contributions, or any action, suit, arbitration or other court proceeding, pending or threatened, due to the facts existing prior to the Closing even if the liability is actually incurred after the Closing).

SECTION 8.02 Rights Cumulative; Specific Performance.

Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party. Without limiting the foregoing, the parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SECTION 8.03 Calculation of Losses.

Each of the Seller Parties agrees that in assessing the amount of damages for a breach of representations and warranties, covenants and agreements under this Agreement, there shall be taken into account that: (i) in calculating the loss or damage that the Investors may suffer as a result of any claim made by the Investors under this Agreement, any payment made by the Company to reimburse the Investors for their losses will in itself diminish the value of the Investors’ investment in the Company and, accordingly, such payment should be taken into account in calculating the Investors’ loss or damage; and (ii) the Investors shall be entitled to be compensated for, but not limited to, the decrease in value (including loss of bargain) of all Series A Preferred Shares or Ordinary Shares arising from conversion thereof held by the Investors as a result of any inaccuracy or breach of representations and warranties, covenants and agreements or breach of any other provision of this Agreement.

SECTION 8.04 Limitation of Liabilities.

Notwithstanding anything to the contrary herein, absent fraud, intentional misrepresentation and willful misconduct:

(a)           the maximum aggregate monetary liability of the Seller Parties to the Indemnified Parties for any indemnification under this Agreement and the other Transaction Documents shall not exceed the Purchase Price actually paid by such Investors.

(b)           if the losses suffered by the Indemnified Parties are, individually or in the aggregate less than US$50,000 (or its equivalent in other currencies), the Seller Parties shall not be required to indemnify the Indemnified Parties for such losses.

(c)           in any event the Founders’ indemnification obligation under this Agreement and the other Transaction Documents is secondary to the Group Companies.

(d)           the Founders may, in their sole discretion, elect to satisfy the entirety of their obligation under this Agreement and the other Transaction Documents by transferring the Ordinary Shares in whole or in part held by the BVI Companies to the Indemnified Parties at no cost, which shall be the exclusive remedy of the Indemnified Parties upon such election by the Founders. For the avoidance of doubt, the indemnification obligations of the other Seller Parties shall be unaffected by this Section 8.04(d). In computing the number of Ordinary Shares to be transferred hereunder, the value of the Ordinary Shares held by the BVI Companies shall be the fair value thereof at the time of the indemnification claim, as determined by the Board in good faith.

SECTION 8.05 Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong SAR without regard to principles of conflicts of law thereunder.

SECTION 8.06 Survival.

Except for Section 3.16, the representations and warranties made herein shall survive two years after the Closing. The covenants and agreements made herein shall survive any investigation made by any party hereto and the Closing.

SECTION 8.07 Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such provisions. Notwithstanding anything contrary in this Agreement, this Agreement and the rights and obligations herein may be assigned or transferred by each Investor to (A) its partners or former partners in accordance with partnership interests, (B) a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of such Investor, (C) its members or former members in accordance with their interest in the limited liability company, or (D) any of its Affiliates; provided that in each case the transferee will agree by executing a Deed of Adherence in the form attached hereto as Exhibit D to be subject to the terms of this Agreement to the same extent as if it were an original Investor hereunder. For purposes of this Section 8.07, “Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of any Investor, shall include any Person who holds shares as a nominee for such Investor, and (c) in respect of any Investor, shall also include (i) any shareholder of such Investor, (ii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common

Control with, or is managed by such Investor, its shareholder, the general partner or the fund manager of such Investor or its shareholder, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals. “Person” shall mean any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity. “Control” shall mean the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of the Company. Notwithstanding the foregoing, the parties acknowledge and agree that (a) “GGV Capital” is commonly used to describe a variety of entities (collectively, the “GGV Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) GGV Entity outside of the GGV China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “GGV China Sector Group” means all GGV Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

SECTION 8.08 Entire Agreement.

This Agreement, the Shareholders Agreement, any Ancillary Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

SECTION 8.09 Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit E hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit E; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit E with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each party making a communication hereunder by facsimile shall promptly confirm by telephone to the party to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.09 by giving, the other parties written notice of the new address in the manner set forth above.

SECTION 8.10 Amendments.

Any term of this Agreement may be amended only with the written consent of the Seller Parties and the Investors.

SECTION 8.11 Waivers.

Each of the Seller Parties, by executing this Agreement, hereby waives any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares.

SECTION 8.12 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Seller Party or Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Seller Party or Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Seller Party or Investor of any breach of default under this Agreement or any waiver on the part of any Seller Party or Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Seller Parties and the Investors shall be cumulative and not alternative.

SECTION 8.13 Finder’s Fees.

Each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other Person (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

SECTION 8.14 Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

SECTION 8.15 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures or that in electronic PDF format shall be deemed to be originals for purposes of the effectiveness of this Agreement.

SECTION 8.16 Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

SECTION 8.17 Confidentiality and Non-Disclosure.

The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of the Shareholders Agreement, which shall apply mutatis mutandis.

SECTION 8.18 Further Assurances.

Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

SECTION 8.19 Dispute Resolution.

(a)           Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 8.19(b) shall apply.

(b)           Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b). There shall be one (1) arbitrator jointly nominated by parties, who shall be qualified to practice the laws of the Hong Kong SAR. In the event that the parties cannot jointly agree on an arbitrator, the HKIAC shall appoint an arbitrator. The arbitral proceedings shall be conducted in Chinese. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

SECTION 8.20 Termination

(a)           Termination before the Closing. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the parties, (b) by the Investors if the Closing has not been consummated within one (1) month after the date hereof, (c) by either the Company, on the one hand, or the Investors, on the other hand, by written notice to the other if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Investors or the Seller Parties, respectively, and such breach, if curable, has not been cured within ten (10) days of such notice, or (d) by either the Investors or the Company if, due to change of applicable laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable laws.

(b)           Effects of Termination. If this Agreement is terminated as provided under this Section 8.20, this Agreement will be of no further force or effect upon termination provided that (i) the termination will not relieve any party from any liability for any antecedent breach of this Agreement, and (ii) Sections 8.01, 8.03, 8.04, 8.05, 8.09, 8.17, 8.19 and 8.21 shall survive the termination of this Agreement.

SECTION 8.21 Expenses.

The Company and the Investors shall each bear their own fees and expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby and thereby.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY;
NIU TECHNOLOGIES

By:	/s/Yilin Hu
Name:	Yilin Hu (胡依林)
Title:	Director

THE HK CO.:
NIU TECHNOLOGIES GROUP LIMITED

By:	/s/Yan Li
Name:	Yan Li
Title:	Director

DOMESTIC CO.:
北京牛電科技有限責任公司 (Seal)

By:	/s/Yinan Li
Name:	Yinan Li (李一男)
Title:	Legal Representative

[Company Seal]

JIANGSU SUBSIDIARY:
江蘇小牛電動科技有限公司 (Seal)

By:	/s/Weihua He
Name:	Weihua He (何偉華)
Title:	Legal Representative

[Company Seal]

WFOE:
北京牛電信息技術有限責任公司 (Seal)

By:	/s/Yinan Li
Name:	Yinan Li (李一男)
Title:	Legal Representative

[Company Seal]

SIGNATURE PAGE OF ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT_NIU TECHNOLOGIES

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE BVI COMPANIES:

NIU HOLDING INC.

By:	/s/Yilin Hu
Name:	Yilin Hu (胡依林)
Title:	Director

THE FOUNDERS:

/s/Yinan Li
Name:	Yinan Li (李一男)

/s/Yilin Hu
Name:	Yilin Hu (胡依林)

Name:	Yuqin Zhang (張玉芹)

SIGNATURE PAGE OF ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT_NIU TECHNOLOGIES

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE BVI COMPANIES:

NIU HOLDING INC.

By:
Name:	Yilin Hu (胡依林)
Title:	Director

THE FOUNDERS:

Name:	Yinan Li (李一男)

Name:	Yilin Hu (胡依林)

/s/Yuqin Zhang
Name:	Yuqin Zhang (張玉芹)

SIGNATURE PAGE OF ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT_NIU TECHNOLOGIES

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE BVI COMPANIES:

ELLY Holdings Limited

By:	/s/ Yan Li
Name: Yan Li
Title: Director

THE FOUNDERS:

/s/ Yan Li
Name: Yan Li

SIGNATURE PAGE OF ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT_NIU TECHNOLOGIES

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Plum Angel Investment Co., Ltd.

By:	/s/Shichun Wu
Name:	Shichun Wu
Title:

SIGNATURE PAGE OF ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT_NIU TECHNOLOGIES

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

GGV Capital V L.P.

By: GGV Capital V L.L.C., its General Partner

By:	/s/ Stephen Hyndman
Name: Stephen Hyndman
Title: Attorney in Fact

GGV Capital V Entrepreneurs Fund L.P.

By: GGV Capital V L.L.C., its General Partner

By:	/s/ Stephen Hyndman
Name: Stephen Hyndman
Title: Attorney in Fact

SIGNATURE PAGE OF ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT_NIU TECHNOLOGIES

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

GLORY ACHIEVEMENT FUND LIMITED

By:	/s/ Shengnan Li
Name: Shengnan Li
Title: Authorized Signatory

SIGNATURE PAGE OF ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT_NIU TECHNOLOGIES

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

FUTURE CAPITAL DISCOVERY FUND I, L.P.

By:	/s/ Mingming Huang
Name: Mingming Huang (黄明明)
Title: Director

SIGNATURE PAGE OF ADDITIONAL SERIES A-3 PREFERRED SHARES PURCHASE AGREEMENT_NIU TECHNOLOGIES